Exhibit 10.37

[for Column A]

DATED 1st December, 2008

1. MECOX LANE LIMITED

2. Column B

LICENCE TO USE TRADE MARK

THIS AGREEMENT is made the 1st day of December, 2008

BETWEEN:

1. MECOX LANE LIMITED whose registered office is situate at [                        ] (the “Licensor”); and

2. Column B whose registered office is situate at [                ] (the “Licensee”).

WHEREAS the Licensor is the proprietor of the Trade Mark (as hereinafter defined) and is prepared to grant the Licensee a licence to use the Trade Mark upon the terms hereinafter contained.

NOW in accordance with Article 40 of the Trademark Law of the People’s Republic of China and Article 43 of the Implementing Regulations of the Trademark Law of the People’s Republic of China, the Licensor agrees to authorize the Licensee to use its registered trade mark “ ” with its registration No. 1015817 on the product regarding Apparel, shoes & hats:

1.	DEFINITIONS

1.1	In this Agreement unless the context otherwise requires:

“Duration”	means from 1st January 2008 until 1st May 2017;

“Trade Mark”	means the trade mark of which the particulars of which are stated in Schedule 1 hereto together with such other trade mark as shall from time to time be agreed between the parties hereto;

“PRC”	means the People’s Republic of China;

“Products”	means the Products listed in Schedule 2 hereto and such other products as may from time to time be agreed between the Licensor and the Licensee.

1.2 The headings to and numbering of the clauses of this Agreement are for ease of reference only and will not affect the interpretation, application or construction of this Agreement.

2.	LICENCE

2.1 For the Duration of this Agreement the Licensee is hereby granted a licence to use the Trade Mark (the “Licence”) in respect of the Products provided that the Licensee complies with the terms of this Agreement regarding such use.

2.2 This Licence shall be non-exclusive and the Licensor does not warrant that no other person claims rights in the same or similar marks to the Trade Mark.

2.3 The Licensee undertakes not to use the Trade Mark whether by itself or as part of any other identification or name upon any goods not manufactured according to specifications supplied by the Licensor and according to the Standard of Quality as hereinafter defined nor in any documents or otherwise except in relations to the goods so manufactured.

3.	ROYALTIES

3.1 The Licensee shall pay to the Licensor in respect of this license a royalty calculated at the rate of Column C upon the selling price in respect of all Column D sales of the Products made by the Licensee in PRC.

3.2 The Licensee shall keep at its principal office separate accounts and records of all purchases sales and disposals of the Products giving true and clear particulars thereof whereby calculations of royalties payable can be made.

3.3 Within thirty days of June 30 th and December 31st every year the Licensee shall send to the Licensor a statement giving details of sales of the Products for the immediately preceding six months ended on those dates and showing the sum payable for royalties. The Licensee shall within the said thirty days pay to the Licensor’s account at such bank as the Licensor shall nominate the sums due respectively.

3.4 The Licensor shall have the right itself or through its authorised agents or representatives to inspect the Licensee’s books of accounts and records at any reasonable time during business hours and to take copies of or extracts from such books.

4.	STANDARD OF QUALITY

4.1 The Licence to Use shall apply to the Products provided that the complies with the Standard of Quality in materials and workmanship set by the Licensor particulars of which shall on the signing hereof be disclosed in confidence to the Licensee (herein called “the Standard of Quality”).

4.2 The Licence to Use shall be personal to the Licensee and shall only extend to the Products manufactured by a third party on behalf of the Licensee where such Products is subjected to sampling and testing in the next clause mentioned and otherwise are subject to screening for compliance with the Standard of Quality.

4.3 It shall not be necessary for the Licensor to provide constant supervision of the production for the Licensee of the Products. It shall be sufficient that the Licensee will from time to time on request by the Licensor supply at its own cost random samples of the Products to the Licensor and that the Licensor may on reasonable notice during business hours by its authorised representative visit places of production materials used and storage and packaging of the finished Products.

4.4	All goods purchased manufactured or sold under the licence shall be clearly marked with the following words:

“Made in the PRC to the specification of the Licensor”.

5.	TRADEMARK

5.1 The Licensee shall use the Trade Mark precisely as spelt or drawn by the Licensor and shall observe any reasonable direction given by the Licensor as to colours and the size of the representations of the Trade Mark and the manner and disposition thereof on the Products or their containers.

5.2 The Trade Mark shall where it is reasonable so to do be accompanied by words descriptive of the Products or shall be composed of capital letters entirely or otherwise distinguished from the accompanying text to make clear that the words are Trade Mark.

5.3 Any advertising material to be used by the Licensee shall first be submitted to the Licensor for its approval. Each of the parties hereto agrees to co-operate in the devising of appropriate advertisements. Such advertisements shall from time to time carry statements making clear that the Licensor is the Proprietor of the Trade Mark.

6.	RECOGNITION OF OWNERSHIP

6.1 The Licensee recognises that the Licensor is the owner of the Trade Mark and of the goodwill attaching to the business in the Products in respect of which it is used and agrees that the Trade Mark shall remain vested in the Licensor both during the term of this Agreement and thereafter and the Licensee agrees never to challenge the validity or ownership of the Trade Mark or that the use thereof by the Licensee is on behalf of the Licensor as a licensee under its control.

6.2 The Licensee shall from time to time include in any of its advertisements in the press and in its catalogues and elsewhere a statement to the effect that the Trade Mark are the Trade Mark of the Licensor naming it and giving its address and that the Products is manufactured to specifications of the Licensor.

6.3 The Licensee shall to the extent requested by the Licensor on all its invoices quotations and other documents and on the Products or their labels or containers used in connection with the sale of the Products include a notice to the effect that the Trade Mark are the Trade Mark of the licensor and that the Products are manufactured to its specifications.

7.	REGISTRATION OF THE TRADEMARK IN THE PRC

7.1 As the registration of the Trade Mark or any of them in PRC has been vested in the Licensor the Licensee shall be entitled to the rights under such registrations as are granted by this Agreement and the Licensor shall at the request and expense of the Licensee do all acts and execute all documents for establishing the Licensee as a user hereunder and where applicable for the registration of the Licensee’s permitted use at the Trade Mark Registry.

7.3 As the Trade Mark or any of them have been registered the Licensee shall where practicable in the representation of the Trade Mark used by the Licensee in relation to the Products append or place adjacent to or related to the Trade Mark such inscriptions as are usual or proper for indicating that the Trade Mark are registered.

8.	MARKETING

8.1 Unless otherwise agreed in writing between the parties hereto the Licensee hereby agrees not to market any Products which do not bear the Trade Mark without the prior written consent of the Licensor.

8.2 The Licensee shall prior to the acceptance of any order for Products refer the same to the Licensor and shall not accept or execute the same without the permission of the Licensor.

9.	PROTECTION OF NAME OR STYLE

9.1 In the event of any infringement of the Trade Mark coming to the notice or knowledge of any of the parties hereto it shall forthwith notify the other giving particulars thereof and thereupon any party may put forward proposals for dealing with the situation and call a meeting with a view to reaching a decision on the action to be taken.

9.2 No party hereto shall be obliged to commence proceedings against any infringer but should any party decide so to do the other parties shall at their own expense lend or give any information documents or things in their possession relevant to such proceedings or the preparation thereof. Any party so deciding to commence proceedings shall have the control thereof and shall be entitled to claim any damages awarded in its favour.

9.3 In the event that all or any two of the parties hereto decide to commence proceedings against an infringer they shall subject to any agreement of the contrary made at the time share the cost and expense equally and they shall share any damages awarded in their favour equally except that if either party can show that the losses which it suffered by such infringement during the period in respect of which damages are awarded exceeds the losses suffered by the other or others such party shall be entitled to a greater shall of the damages (in proportion to its greater loss) on its bearing a greater shall of the cots (in proportion to its greater loss).

10.	NOT ASSIGNABLE: OWNERSHIP OR RELATED TRADE MARK

10.1	The benefits of this license shall be personal to the Licensee so as to be incapable of assignment by it.

10.2 For the avoidance of doubt it is hereby stated and agreed that any copyright patent registered design or trade mark relating to or arising out of the Trade Mark shall belong to the Licensor.

11.	TERMINATION

11.1 The Licensor shall have the right to terminate this licence Agreement forthwith on the occurrence of any one of the following events:

(1)	If any royalty payable hereunder is in arrear and the Licensee fails to pay the same within 14 days of a written notice from the Licensor requiring payment;

(2)	if the Licensee fails to perform or observe any of the other terms of this Agreement on its part to be performed or observed and fails to remedy the breach within 30 days of a notice from the Licensor to remedy the same;

(3)	if the Licensee enters into liquidation whether compulsorily or voluntarily (otherwise than for the purpose of amalgamation or reconstruction) or compounds with its creditors or takes or suffers any similar action in consequence of debt;

(4)	if any judgment against the Licensee shall remain unsatisfied for more than 14 days;

(5)	if a receiver of the Licensee’s undertaking, property or assets or any part thereof shall be appointed.

11.2 If the Licensee shall fail to obtain Products of a quality which meets the approval of the Licensor or if the Licensee shall abandon the marketing and sale of the Products or if the Licensee shall be in breach of any of the terms of this Agreement regarding the use of the Trade Mark the Licensor shall be entitled to terminate this Licence by 30 days notice in writing to the Licensee.

11.3 In any other circumstances the Licensor shall be entitled to terminate this licence by giving twelve months notice in writing at any time to the Licensee.

11.4	On termination of this licence however arising the Licensee shall:

(1)	forthwith cause notice of the termination of this licence Agreement to be given to all manufacturers and suppliers with whom the Licensee has previously dealt;

(2)	ensure that all such manufacturers and suppliers forthwith cease to make the Products or any part thereof;

(3)	obtain from such manufacturers and suppliers and from the Licensee’s own stocks such quantities of the Products as shall have been produced bearing the Trade Mark together with all advertising and promotional material packaging and stationery referring to the Trade Mark and cause the same to be delivered or made available to the Licensor or as the Licensor may direct upon re-imbursement to the Licensee of the cost price to the Licensee of such Products;

(4)	cease to use the Trade Mark in any manner whatsoever.

11.5 Upon the termination (howsoever arising) of this Agreement the Licensee shall join with the Licensor in any application which may be necessary to cancel the registration of the Licensee as registered used in respect of the Trade Mark.

12.	MISCELLANEOUS

12.1 Any notice required to be given hereunder may be given by telex or by sending the same through the post via prepaid envelope air-mail in the case of an overseas address) addressed to the party concerned at its address above stated or any other address notified (and express to be so notified) to the other party for the purposes of this clause and any notice so given shall be deemed to have been served on the second day after the day on which it was posted in the case of inland mail, on the day on which it was dispatched in the case of local telex, on the next day after the day on which it was dispatched (reckoned at the place of dispatch) in the case of international telex and on the tenth day after the day on which it was posted in the case of air-mail. In proving service by mail it will be sufficient to prove that the envelope containing the notice was duly stamped addressed and posted as aforesaid.

12.2 The clause headings in this Agreement are inserted for convenience only and should be ignored in construing this Agreement.

12.3 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong each of the parties hereto agrees to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

SCHEDULE 1

PARTICULARS OF TRADE MARK

NO.	TRADE MARK	COUNTRY WHERE REGISTERED	DATE OF REGISTRATION AND NUMBER	GOODS
1.	EUROMODA	PRC	From 28th May 1997 to 27th May 2017; 1015817	Type: 25 Apparel, shoes & hats

SCHEDULE 2

PARTICULARS OF PRODUCTS

Apparel, shoes & hats

SIGNED for and on behalf of	)

MECOX LANE LIMITED	)

by	)

[ ]	)

In the presence of:-)

[seal: Mecox Lane Limited]

Witness’s name:______________________

Address:____________________________

___________________________________

Occupation:_________________________

SIGNED for and on behalf of	)

Column B	)

by	)

[ ]	)

In the presence of:-)

[seal: Column B]

Witness’s name:______________________

Address:____________________________

___________________________________

Occupation:_________________________

	Column A	Column B	Column C	Column D	Additional Clauses

1	retail	SHANGHAI MECOX LANE SHOPPING CO., LTD.	5 per cent	retail sales	8.3 The License shall have the obligation of promoting the Trade Mark including but not limited to opening shops in premium shopping districts and malls, organizing brand promotion activities and public display and shall be responsible to bear its operating costs, marketing costs and all other necessary costs in relation to the promotion of the Trade Mark.

2	internet sale	SHANGHAI MECOX LANE INFORMATION TECHNOLOGY CO., LTD.	8 per cent	internet sales